Exhibit 21


SUBSIDIARIES OF THE VALSPAR CORPORATION


The following are wholly-owned subsidiaries of The Valspar Corporation and do business under its corporate name:


                                                         State of Incorporation
                                                         ----------------------

Engineered Polymer Solutions, Inc.                           Delaware

Plasti-Kote Co., Inc.                                        Ohio

Valspar Coatings Finance Corporation                         Minnesota

Valspar Finance Corporation                                  Minnesota

Valspar Inc.                                                 Canada

Valspar Refinish, Inc.                                       Mississippi

The Valspar (Australia) Corporation Pty Limited              Australia

The Valspar (H. K.) Corporation Limited                      Hong Kong

The Valspar (Singapore) Corporation Pte Ltd                  Singapore

The Valspar (UK) Holding Corporation, Limited                United Kingdom


Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.